Exhibit 99.1
Company Contact:
Gregg Bodnar
Chief Financial Officer
(630) 410-4633
Investors/Media Contacts:
ICR, Inc.
Allison Malkin/Alecia Pulman
(203) 682-8225/(646) 277-1220
ULTA ANNOUNCES THIRD QUARTER FISCAL YEAR 2009 RESULTS
Comparable Store Sales Increase 1.5%
Third Quarter Diluted EPS of $0.14
First Nine Months Generates $65.5 Million of Free Cash Flow
          Bolingbrook, IL — December 3, 2009 — Ulta Salon, Cosmetics & Fragrance, Inc. [NASDAQ:ULTA], today announced financial results for the thirteen-week period (“Third Quarter”) and thirty-nine-week period (“First Nine Months”) ended October 31, 2009, which compare to the same periods ended November 1, 2008.
For the Third Quarter:
•	Net sales increased 11.5% to $284.0 million from $254.8 million in the third quarter of fiscal 2008;

•	Comparable store sales (sales for stores open at least 14 months) increased 1.5% compared to an increase of 2.0% in the third quarter of fiscal 2008;

•	Pre-opening expenses decreased $2.5 million to $2.2 million in the third quarter fiscal 2009 due to the planned decrease in the Company’s new store program;

•	Operating income increased 52.9% to $14.7 million compared to $9.6 million in the third quarter of fiscal 2008;

•	Net income increased 68.6% to $8.5 million compared to $5.0 million in the third quarter of fiscal 2008;

•	Income per diluted share increased to $0.14, compared to $0.09 in the third quarter of fiscal 2008.

Lyn Kirby, Ulta’s President and Chief Executive Officer, stated: “We are pleased to continue our positive momentum from the first half of the year and report better-than-expected third quarter sales, earnings and cash flow. Our positive third quarter performance included a 1.5% increase in comparable store sales, a 40 basis point expansion in merchandise margin and leverage in marketing expense while delivering a comparable marketing event program to last year. Our strong third quarter performance has helped us deliver over $65 million of free cash flow year to-date which was well ahead of our expectations. In addition, our 2009 new stores continue to perform on model, which helped to drive a double digit total sales increase.”
“As we begin the fourth quarter, we believe we are well positioned. We plan to continue to apply the successful strategies that we believe led to our strong third quarter and year to date results,” Ms. Kirby continued. “Because we expect the holiday season to be challenging, we have developed a very dynamic marketing and merchandising program with several new and exciting first-ever strategies to drive the top line. At the same time, and similar to our third quarter performance, we expect our strategies to lead to expansion in merchandise margin, greater efficiencies in marketing and a reduction in expenses driven by our cost savings program. We believe our top and bottom line initiatives will enable us to continue to navigate the difficult economic environment and deliver a solid fourth quarter performance at Ulta,” Ms. Kirby concluded.
For the First Nine Months:
•	Net sales increased 11.2% to $826.4 million from $743.3 million in the first nine months of fiscal 2008;

•	Comparable store sales (sales for stores open at least 14 months) decreased 0.8% compared to an increase of 3.2% in the first nine months of fiscal 2008;

•	Pre-opening expenses decreased $7.1 million to $5.4 million in the first nine months of fiscal 2009 due to the planned decrease in the Company’s new store program;

•	Operating income increased to $33.9 million compared to $24.9 million in the first nine months of fiscal 2008;

•	Net income increased to $19.1 million compared to $13.0 million in the first nine months of fiscal 2008;

•	Income per diluted share increased to $0.32 compared to $0.22 in the first nine months of fiscal 2008, which included $0.01 per share of severance costs for the management change in March 2008.

Balance Sheet and Cash Flow
          Merchandise inventories at the end of the third quarter totaled $274.0 million, compared to $268.9 million at the end of third quarter fiscal 2008, representing an increase of $5.1 million due to the addition of 41 new stores opened since November 1, 2008. Average inventory per store decreased 10.2%.
          For the first nine months of fiscal 2009, the Company generated free cash flow of $65.5 million through a combination of increased earnings, working capital management and reduced new store program. Free cash flow is defined as net cash provided by operating activities less purchases of property and equipment. A reconciliation of free cash flow, a non-GAAP measure, is included at Exhibit 5.
Store Expansion
          During the third quarter, the Company opened 12 stores, 1 each in D’lberville, MS; Tupelo, MS; Maywood, NJ; Camillus, NY; Strongsville, OH; Allentown, PA; Collegeville, PA; Anderson, SC; Midland, TX; Longview, TX; Spokane, WA; and Pleasant Prairie, WI. The Company ended the third quarter with 345 stores and square footage of 3,593,256, which represents a 14% increase compared to the third quarter of fiscal 2008.
Outlook
          For the fourth quarter of fiscal 2009, the Company currently expects net sales in the range of $362 million to $376 million, compared to actual net sales of $341.4 million in the fourth quarter of fiscal 2008. This assumes comparable stores sales range from a decrease of 3% to an increase of 1%, compared to a decrease of 5.5% in the fourth quarter last year.
          Income per diluted share for the fourth quarter of fiscal 2009 is estimated to be in the range of $0.22 to $0.26. This compares to income per diluted share for fourth quarter fiscal 2008 of $0.21.
For fiscal 2009, the Company plans to:
•	generate free cash flow of approximately $75 million, compared to a $35.7 million net cash out flow in fiscal 2008;

•	permanently reduce expenses by approximately $18 million including supply chain, store and other operating costs;

•	open 37 new stores;

•	incur capital expenditures of approximately $71 million, compared to $110.9 million in capital expenditures reported in fiscal 2008; and

•	reduce inventory by approximately 9% on an average per store basis by year end 2009.

Conference Call Information
          A conference call to discuss third quarter results is scheduled for today, December 3, 2009, at 5:00 p.m. Eastern Time. Investors and analysts interested in participating in the call are invited to dial (877) 407-0784 approximately ten minutes prior to the start of the call. The conference call will also be web-cast live at http://ir.ulta.com and remain available for 90 days. A replay of this call will be available until 11:59 p.m. (ET) on December 10, 2009 and can be accessed by dialing (877) 660-6853 and entering account number 3055 and conference ID number 338439.
About Ulta
          Ulta is the largest beauty retailer that provides one-stop shopping for prestige, mass and salon products and salon services in the United States. Ulta provides affordable indulgence to its customers by combining the product breadth, value and convenience of a beauty superstore with the distinctive environment and experience of a specialty retailer. Ulta offers a unique combination of over 21,000 prestige and mass beauty products across the categories of cosmetics, fragrance, haircare, skincare, bath and body products and salon styling tools, as well as salon haircare products. Ulta also offers a full-service salon in all of its stores. The Company currently operates 345 retail stores across 38 states and also distributes its products through the Company’s website: www.ulta.com.
Forward-Looking Statements
          This press release contains “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934 and the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, which reflect our current views with respect to, among other things, future events and financial performance. You can identify these forward-looking statements by the use of forward-looking words such as “outlook,” “believes,” “expects,” “plans,” “estimates,” or other comparable words. Any forward-looking statements contained in this press release are based upon our historical performance and on current plans, estimates and expectations. The inclusion of this forward-looking information should not be regarded as a representation by us or any other person that the future plans, estimates or expectations contemplated by us will be achieved. Such forward-looking statements are subject to various risks and uncertainties, which include, without limitation: the impact of weakness in the economy; changes in the overall level of consumer spending; changes in the wholesale cost of our products; the possibility that we may be unable to compete effectively in our highly competitive markets; the possibility that our continued opening of new stores could strain our resources and have a material adverse effect on our business and financial performance; the possibility that new store openings and existing locations may be impacted by developer or co-tenant issues; the possibility that the capacity of our distribution and order fulfillment infrastructure may not be adequate to support our recent growth and expected future growth plans; the possibility of material disruptions to our information systems; weather conditions that could negatively impact sales and other risk factors detailed in our public filings with the Securities and Exchange Commission (the “SEC”), including risk factors contained in our Annual Report on Form 10-K for the year ended January 31, 2009. Our filings with the SEC are available at www.sec.gov. The Company does not undertake to publicly update or revise its forward-looking statements, whether as a result of new information, future events or otherwise.

Exhibit 1
Ulta Salon, Cosmetics & Fragrance, Inc.
Statements of Income
(In thousands, except per share amounts)
(Unaudited)

	13 Weeks Ended		13 Weeks Ended
	October 31,		November 1,
	2009		2008
Net sales	$284,043	100.0%	$254,843	100.0%
Cost of sales	193,498	68.1%	175,368	68.8%

Gross profit	90,545	31.9%	79,475	31.2%

Selling, general and administrative expense	73,671	25.9%	65,176	25.6%
Pre-opening expenses	2,183	0.8%	4,693	1.8%

Operating income	14,691	5.2%	9,606	3.8%
Interest expense	441	0.2%	1,124	0.4%

Income before income taxes	14,250	5.0%	8,482	3.3%
Income tax expense	5,790	2.0%	3,465	1.4%

Net income	$8,460	3.0%	$5,017	2.0%

Net income per common share:
Basic	$0.15		$0.09
Diluted	$0.14		$0.09

Weighted average common shares outstanding:
Basic	57,979		57,591
Diluted	59,376		59,013

Exhibit 2
Ulta Salon, Cosmetics & Fragrance, Inc.
Statements of Income
(In thousands, except per share amounts)
(Unaudited)

	39 Weeks Ended		39 Weeks Ended
	October 31,		November 1,
	2009		2008

Net sales	$826,407	100.0%	$743,252	100.0%
Cost of sales	578,008	69.9%	516,710	69.5%

Gross profit	248,399	30.1%	226,542	30.5%

Selling, general and administrative expense	209,130	25.3%	189,130	25.4%
Pre-opening expenses	5,388	0.7%	12,515	1.7%

Operating income	33,881	4.1%	24,897	3.3%
Interest expense	1,757	0.2%	3,055	0.4%

Income before income taxes	32,124	3.9%	21,842	2.9%
Income tax expense	12,994	1.6%	8,862	1.2%

Net income	$19,130	2.3%	$12,980	1.7%

Net income per common share:
Basic	$0.33		$0.23
Diluted	$0.32		$0.22

Weighted average common shares outstanding:
Basic	57,847		57,328
Diluted	59,081		59,005

Exhibit 3
Ulta Salon, Cosmetics & Fragrance, Inc.
Condensed Balance Sheets
(Subject to Reclassification)
(In thousands)

	October 31,	January 31,	November 1,
	2009	2009	2008
	(Unaudited)		(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$3,795	$3,638	$3,648
Receivables, net	13,340	18,268	20,488
Merchandise inventories, net	273,978	213,602	268,928
Prepaid expenses and other current assets	28,386	24,294	24,960
Prepaid income taxes	—	8,628	—
Deferred income taxes	7,984	8,278	9,088

Total current assets	327,483	276,708	327,112

Property and equipment, net	293,746	292,224	292,120
Deferred income taxes	—	—	4,080

Total assets	$621,229	$568,932	$623,312

Liabilities and stockholders’ equity
Current liabilities:
Current portion — notes payable	$14,635	$18,000	$51,590
Accounts payable	117,520	47,811	97,768
Accrued liabilities	57,811	51,202	50,532
Accrued income taxes	5,682	—	5,798

Total current liabilities	195,648	117,013	205,688

Notes payable — less current portion	24,527	88,047	86,390
Deferred rent	113,184	101,288	100,126
Deferred income taxes	17,616	17,616	—

Total liabilities	350,975	323,964	392,204

Commitments and contingencies

Total stockholders’ equity	270,254	244,968	231,108

Total liabilities and stockholders’ equity	$621,229	$568,932	$623,312

Exhibit 4
Ulta Salon, Cosmetics & Fragrance, Inc.
Statements of Cash Flows
(Subject to Reclassification)
(In thousands)

	39 Weeks Ended
	October 31,	November 1,
	2009	2008
	(Unaudited)
Operating activities
Net income	$19,130	$12,980
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	46,766	37,619
Non-cash stock compensation charges	4,214	2,644
Excess tax benefits from stock-based compensation	(602)	(1,565)
Loss on disposal of property and equipment	199	219
Change in operating assets and liabilities:
Receivables	4,928	155
Merchandise inventories	(60,376)	(92,819)
Prepaid expenses and other assets	(4,092)	(5,776)
Income taxes	14,310	734
Accounts payable	69,709	45,646
Accrued liabilities	8,850	754
Deferred rent	11,896	28,891

Net cash provided by operating activities	114,932	29,482

Investing activities
Purchases of property and equipment	(49,390)	(96,608)

Net cash used in investing activities	(49,390)	(96,608)

Financing activities
Proceeds on long-term borrowings	863,237	874,139
Payments on long-term borrowings	(930,122)	(810,929)
Proceeds from issuance of common stock under stock plans	898	2,269
Excess tax benefits from stock-based compensation	602	1,565
Initial public offering issuance costs	—	(59)

Net cash (used in) provided by financing activities	(65,385)	66,985

Net increase (decrease) in cash and cash equivalents	157	(141)
Cash and cash equivalents at beginning of period	3,638	3,789

Cash and cash equivalents at end of period	$3,795	$3,648

Exhibit 5
Ulta Salon, Cosmetics & Fragrance, Inc.
SEC Regulation G Disclosure
Reconciliation of Net Cash Provided by Operating Activities to Free Cash Flow
(In thousands)

	39 Weeks Ended
	October 31,	November 1,
	2009	2008
	(Unaudited)
Net cash provided by operating activities	$114,932	$29,482
Less: purchases of property and equipment	(49,390)	(96,608)

Free cash flow (a)	$65,542	$(67,126)

(a)	Free cash flow is a non-GAAP financial measure. The Company believes free cash flow is an important metric as it represents a measure of how much cash the Company has available after the deduction of capital expenditures, as the Company requires regular capital expenditures to build and maintain stores and purchase new equipment to improve the business. The Company uses this metric internally as the Company believes the sustained ability to generate free cash flow is an important driver of value creation. However, this non-GAAP financial measure is not intended to supersede or replace the Company’s GAAP results.

Exhibit 6
2009 Store Expansion

	Total stores open	Number of stores	Number of stores
	at beginning of the	opened during the	closed during the	Total stores open
Fiscal 2009	quarter	quarter	quarter	at end of the quarter

1st Quarter	311	9	0	320
2nd Quarter	320	13	0	333
3rd Quarter	333	12	0	345

		Gross square feet for
	Total gross square	stores opened or	Gross square feet for	Total gross square
	feet at beginning of	expanded during the	stores closed	feet at end of the
Fiscal 2009	the quarter	quarter	during the quarter	quarter

1st Quarter	3,240,579	93,906	0	3,334,485
2nd Quarter	3,334,485	134,963	0	3,469,448
3rd Quarter	3,469,448	123,808	0	3,593,256